EXHIBIT 10.63

FIRST AMENDMENT TO THE

SAN ONOFRE UNIT NO. 1 DECOMMISSIONING AGREEMENT

BETWEEN

SOUTHERN CALIFORNIA EDISION COMPANY AND

SAN DIEGO GAS & ELECTRIC COMPANY

1.

PARTIES:  The parties to this First Amendment to the San Onofre Unit No. 1 Decommissioning Agreement are: SOUTHERN CALIFORNIA EDISION COMPANY, a California Corporation (“Edison”) and SAN DIEGO GAS & ELECTRIC COMPANY, a California Corporation (“SDG&E”).  Edison and SDG&E are sometimes referred to individually as “Party” and collectively as “Parties”.

2.

RECITALS:  This Amendment is made with reference to the following facts, among others:

2.1.

The Parties entered into the San Onofre Ownership Agreement, effective as of October 5, 1967; the San Onofre Operating Agreement, effective as of June 1, 1966; and the Amended San Onofre Operating Agreement, effective as of October 5, 1967.  The Amended San Onofre Operating Agreement primarily provided for tenancy in common ownership, operation and maintenance, capital improvements, and other matters relating to San Onofre Nuclear Generating Station (SONGS) Unit 1.  Unit 1 was placed in commercial operation on January 1, 1968.

2.2.

The Parties elected to terminate the Amended San Onofre Operating Agreement and entered into the Second Amended San Onofre Operating Agreement, effective as of February 26, 1987, as amended, which provided for, primarily, matters relating to the operation and maintenance of and capital improvements to SONGS Unit 1, 2 and 3, and the SONGS Common Facilities.

2.3.

Unit 1 permanently ceased operation on November 30, 1992 pursuant to CPUC Decision 92-08-036, dated August 11, 1992.

2.4.

On June 3, 1999, pursuant to Decision 99-06-007, the CPUC authorized Edison and SDG&E to access their nuclear decommissioning trust funds for the purpose of performing the Decommissioning Work for SONGS Unit 1.

2.5.

On March 23, 2000, the Parties entered into this Decommissioning Agreement to provide for the rights, duties, and obligations of the Parties, as tenants in common, with respect to Decommissioning Work and sharing of costs thereof for SONGS Unit 1.  The Decommissioning Agreement provides that Decommissioning Work for SONGS Unit 1 will be conducted in three phases.  In Phase I, the unit will be dismantled and the SONGS 1 spent fuel will be moved from the spent fuel pools to dry storage.  In Phase II, the spent fuel dry storage facility will be monitored until the SONGS 1 spent fuel is removed. In Phase III, the dry fuel storage facility will be dismantled, the NRC license terminated, and the final site restoration work completed.

2.6.

On January 1, 2009, Phase I of the Decommissioning Work for SONGS Unit 1 was completed and Phase II commenced.  The scope of Phase II of the Decommissioning Work requires the continued expenditure of nuclear decommissioning funds, but on a reduced scale compared with Phase I.  The Parties, therefore, now desire to amend this Decommissioning Agreement to provide for the rights, duties, and obligations of the Parties with respect to Phase II of the Decommissioning Work for SONGS Unit 1.  The Parties agree to provide for their rights, duties, and obligations with respect to Phase III in a separate amendment, to be executed near the completion of Phase II.

3.

AGREEMENT:  In consideration of the foregoing recitals, which are incorporated herein by reference, and the terms and conditions contained in this Amendment to the Decommissioning Agreement, the Parties agree as follows:

4.

DUTIES OF THE DECOMMISSIONING EXECUTIVE BOARD

4.1.

The Parties agree to suspend the requirement for the Decommissioning Executive Board to meet at least twice per year, as set forth under Section 8.1.1.3 of the

Decommissioning Agreement, for such time as Phase II of the Decommissioning Work is in effect.

4.2.

During Phase II, the Decommissioning Executive Board shall meet once per year to discuss the Annual Decommissioning Activities Plan prepared by the Decommissioning Agent as set forth under Section 8.2.3.  By approving the Annual Decommissioning Activities Plan, each Decommissioning Executive Board member shall represent that its management has approved its respective share of that budget expenditure as set forth under Section 8.1.1.6.

4.3.

Each Party may request additional meetings of the Decommissioning Executive Board with advance written notice of at least fourteen (14) calendar days.  The requesting Party shall use best efforts to provide a proposed agenda for such meeting and two copies of any written material on which action is proposed to be taken at such meeting to the Decommissioning Executive Board at least fourteen (14) calendar days in advance of any meeting as set forth under Section 8.1.1.4.

4.4.

Following the commencement of Phase III of the Decommissioning Work, the Decommissioning Executive Board shall resume meeting at least twice per year pursuant to Section 8.1.1.3.  .

5.

DUTIES OF THE DECOMMISSIONING PROJECT TEAM

5.1.

During Phase II, the Parties agree to suspend the requirement to provide a report (the “Report”) to the SDG&E fiscal representative semiannually which identifies and describes all major Decommissioning Work currently being considered to be performed during the next six months by resources of the Decommissioning Agent in lieu of contractor resources, as set forth under Section 8.2.9.  The Decommissioning Project Team shall provide this Report to the SDG&E fiscal representative once per year.

5.2.

Following the commencement of Phase III of the Decommissioning Work, the Parties agree to reinstate the requirement to provide a Report to the SDG&E fiscal representative semiannually.

6.

DUTIES OF THE DECOMMISSIONING AGENT

6.1.

During Phase II, the Decommissioning Agent shall invoice the other Party to this Agreement during the second half of the first month in each calendar quarter for forecasted Decommissioning Costs to be incurred during that calendar quarter in accordance with the procedures and practices established pursuant to Section 8.2.8, and provide an actual account of the previously completed calendar quarter. Each invoice shall be supportable by the appropriate documents for verification of the invoice charges including, but not limited to, purchase order details, vendor progress reports, contractor invoices, and Decommissioning Agent man-hour listing. These documents shall be available for review within three business days upon request by the other Party to this Agreement.

6.2.

Following the commencement of Phase III of the Decommissioning Work, the Parties agree to reinstate the monthly invoicing procedure as defined in Section 8.3.15.

7.

DEFINITIONS:  Unless otherwise defined herein, terms used herein with initial capitalization, whether in the singular or plural, will have the meanings as defined in Section 4 of the Decommissioning Agreement and in Sections 4.1 through 4.3, below.

7.1.

Phase I:  The decontamination, dismantling, and disposal or final disposition of all contaminated and non-contaminated onshore and offshore nuclear site equipment (except as expressly reserved until Phase II), components, buildings, structures, and foundations, excluding any such assets that must be left in place until final site restoration, and the surveying and documentation of the radiological and environmental status of the site.

7.2.

Phase II:  The final disposition of any nuclear site equipment expressly reserved from Phase I; and the monitoring and provision of security for the spent fuel in the spent fuel dry storage facility, and all remaining site facilities required to support the spent fuel dry storage facility after Phase I Decommissioning Work is complete until all of the unit’s spent fuel is removed from the site.

7.3.

Phase III:  The decontamination, dismantling, and disposal of the spent fuel dry storage facility; the disposal of all remaining nuclear site equipment, components, buildings, structures, and foundations after all of the unit’s spent fuel is removed from the site, the surveying and documentation of the radiological and environmental status of the site, the termination of the NRC license, and the final site restoration work and termination of the site easement-lease contracts.

8.

EFFECTIVE DATE:  This Amendment will become effective as of the date that it has been executed by both Parties.

9.

AMENDMENT TERMINATION DATE:  This Amendment shall continue in effect until the completion of Phase II of the Decommissioning Work for SONGS Unit 1.

10.

SIGNATURE CLAUSE:  The Parties have caused this Amendment to be executed on their behalf and the signatories hereto represent that they have been duly authorized to enter into this Amendment on behalf of the Party for whom they sign.  This Amendment may be executed in counterpart and is effective when it has been executed by both Parties.  This Agreement is hereby executed as of the 22nd day of January, 2010.

SOUTHERN CALIFORNIA EDISON COMPANY	SAN DIEGO GAS & ELECTRIC COMPANY

By: /s/ Ross Ridenoure Name: /s/ Ross Ridenoure Title: Senior VP & CNO	By: /s/ James P. Avery Name: /s/ James P. Avery Title: Sr. Vice President, Power Supply